                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)
             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                      WEIDER NUTRITION INTERNATIONAL, INC.
                                (Name of Issuer)


                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)


                                   948603 10 5
                                 (CUSIP Number)






                                Page 1 of 5 pages

                                       13G


CUSIP NO.         948603 10 5

1.       NAME OF REPORTING PERSON:
                   Hornchurch Investments Ltd.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) / /
                                                                        (b) / /

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION:
                  Organized under the laws of the Isle of Man, United Kingdom.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER:
                                            -0-

6.       SHARED VOTING POWER:
                                            -0-

7.       SOLE DISPOSITIVE POWER:
                                            -0-

8.       SHARED DISPOSITIVE POWER:
                                            -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                                            -0-

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

                                               / /

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
                                       --

12.      TYPE OF REPORTING PERSON:
                                       CO


                                Page 2 of 5 pages

ITEM 1.

         (a)      NAME OF ISSUER:  Weider Nutrition International, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           2002 South 5070 West
                           Salt Lake City, Utah 84104-4726

ITEM 2.

         (a)      NAME OF PERSON FILING:  Hornchurch Investments Ltd.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                           Atlantic House
                           4-8 Circular Road
                           Douglas, Isle of Man

         (c)      CITIZENSHIP:  Isle of Man, United Kingdom

         (d)      TITLE OF CLASS OF SECURITIES:

                      Class A Common Stock, $.01 par value

         (e)      CUSIP NUMBER:  948603 10 5

ITEM 3.           Not applicable.

ITEM 4.           OWNERSHIP

         (a)      AMOUNT BENEFICIALLY OWNED:

                           -0-

         (b)      PERCENT OF CLASS: --

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (I)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                                  -0-

                  (II)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                                  -0-

                  (III)   SOLE POWER TO DISPOSE OR TO DIRECT THE
                          DISPOSITION OF:
                                  -0-

                  (IV)    SHARED POWER TO DISPOSE OR TO DIRECT THE
                          DISPOSITION OF:
                                  -0-


                                Page 3 of 5 pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Hornchurch Investments Ltd. has ceased to be the beneficial owner of more than five percent of Weider Nutrition International, Inc.'s Class A Common Stock.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

ITEM 10.  CERTIFICATION:

          Not applicable.


                                Page 4 of 5 pages

                                    SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:   November 5, 1998


                                         HORNCHURCH INVESTMENTS LTD.


                                         /S/ HORNCHURCH INVESTMENTS LTD.
                                         -------------------------------
                                         BY: DAVID CREVIER
                                         TITLE: ATTORNEY


                                Page 5 of 5 pages